EXHIBIT 99.1

Contact:	Viewpoint: Chief Financial Officer William H. Mitchell 212-201-0800 whmitchell@viewpoint.com	Or	Investor Relations: 212-201-0800 ir@viewpoint.com

VIEWPOINT REVISES FULL YEAR 2006 GUIDANCE

Company To Conduct Conference Call Today To Provide More Details

New York, October 13, 2006 – Viewpoint Corporation (NASDAQ: VWPT), a leading internet marketing technology company, today announced that it has lowered its guidance outlook for the Company's 2006 financial performance primarily as a result of a softness in ad spending and customers’ product delays.  The Company expects total revenue for the third quarter to be approximately $3.0 million.  The Company currently expects full year 2006 revenue to be approximately $17 million to $20 million.

“As we have stated in previous earnings calls, our Unicast business has done a great job of offsetting year-over-year declines in our Studio and Search businesses,” said Patrick Vogt, Viewpoint CEO.  “During the first three quarters of 2006, we estimate that our Unicast revenue more than doubled compared to the same period in 2005. Unfortunately, in the past few weeks we have also seen a decline in orders for our lower margin media services products in the Unicast business. Therefore we are lowering our revenue projections for the year. The reduction in anticipated media services orders as well as the downturn in automotive advertising, which impacts both Unicast and the Studio, can have a significant short-term impact on a business of our size. We view this as a temporary setback that we should be able to overcome in Q4 and beyond.”

Patrick Vogt continued, “Certainly there is no question that video on the web will continue to play an ever increasing and more important role in the growth of online advertising. We remain confident in our business plan going forward, and are disciplined in building a company that can deliver long term value for shareholders.  In Q4 and beyond we continue to see customers requesting our expertise, technology and our value-added services in connection with the deployment of Viewpoint’s internet marketing technology suite of products.”

“Moreover, Viewpoint is expected to have $6.3 million dollars in cash, cash equivalents and marketable securities at the end of the third quarter compared to $7.5 million at June 30, 2006. This provides us with a solid cash position as we head into the fourth quarter, where we expect our best bottom line performance of the year.”

The Company also expects that it will be taking a non-cash Goodwill impairment charge in the quarter for its Services segment, which was also significantly impacted by the softness from automotive customers.

“As I have stated previously, we are still in the build mode of a long term plan,” stated Patrick Vogt.  “Our business model is sound and the progress we’ve made to create a great company in just one year is considerable.  Although we are disappointed with the current delay in ad spending, our aim is to generate long term shareholder value and this is a short-term market condition that will not impede our progress.”

CONFERENCE CALL

Viewpoint will conduct a conference call today, Friday October 13, 2006, at 1:00 pm ET to elaborate on its revised revenue guidance and its recently announced request to authorize 50 million additional common shares.

The conference call will be available via the Internet in the Investor Relations section of Viewpoint’s Web site at http://www.viewpoint.com. If you are not able to access the live Web cast, dial in information is as follows:

Toll-Free Telephone Number:	(800) 603-7883
International Telephone Number:	(706) 643-1946
Pass code:	8804998

Participants should call at least 10 minutes prior to the start of the call.

A complete replay of the conference call will be available approximately one hour after the completion of the call by dialing (800) 642-1687 through Friday, October 20, 2006. Callers should enter the pass code above to access the recording.

ABOUT VIEWPOINT

Viewpoint is a leading Internet marketing technology company, offering Internet marketing and online advertising solutions through the powerful combination of its proprietary visualization technology and a full range of campaign management services including TheStudio, Viewpoint’s creative services group, Unicast, Viewpoint’s online advertising group, and KeySearch, Viewpoint’s search engine marketing consulting practice.  Viewpoint's technology and services are behind the online presence of some of the world's most esteemed brands, including AOL, GE, Sony, and Toyota. More information on Viewpoint can be found at http://www.viewpoint.com.

The company has approximately 100 employees principally at its headquarters in New York City and in Los Angeles.

FORWARD LOOKING STATEMENTS

This press release contains "forward-looking" statements as that term is defined in the Private Securities Litigation Reform Act of 1995 and similar expressions that reflect Viewpoint's current expectations about its future performance. These statements and expressions are subject to risks, uncertainties and other factors that could cause Viewpoint's actual performance to differ materially from those expressed in, or implied by, these statements and expressions. Such risks, uncertainties and factors include those described in Viewpoint's filings and reports on file with the Securities and Exchange Commission as well as, the completion of the review of Viewpoint’s financial results for the quarter ended September 30, 2006 and the lack of assurances that Viewpoint will achieve revenue of approximately $17 million to $20 million for the year ending December 31, 2006.

Copyright © 2006 Viewpoint Corporation. All Rights Reserved. Viewpoint, Unicast, TheStudio by Viewpoint and KeySearch are trademarks or registered trademarks of Viewpoint Corporation.